Exhibit 23.3

APEX Geoscience Ltd.

March 29, 2018

TO:	Gold Standard Ventures Corp
United States Securities and Exchange Commission

Re:	Gold Standard Ventures Corp. (the "Company")
Consent of Expert

Ladies and Gentlemen:

Reference is made to the following report:

  The amended and restated technical report with an effective date of September 15, 2017 on the Railroad- Pinion Project in Elko County, Nevada, USA, entitled “Technical Report Maiden Resource Estimate North Bullion and Railroad Project, Elko County, Nevada, USA – Amended and Restated” (the "Report")

In connection with the Company’s Annual Report on Form 40-F (the “40-F”), to be filed with the U.S. Securities and Exchange Commission (SEC) pursuant to the Securities Exchange Act of 1934, as amended, I, Steven J. Nicholls, BA.Sc., MAIG, on behalf of myself and APEX Geoscience Ltd., hereby:

1.	consent to the public filing of the Report and the use of any extracts from or a summary of the Report in the 40-F;

2.	consent to the use of my name and APEX Geoscience Ltd.'s name and references to the Report, or portions thereof, in the 40-F and to the inclusion or incorporation by reference of information derived from the Report in the 40-F;

3.	confirm that I have read the 40-F and that it fairly and accurately represents the information in the sections of the Report for which I am responsible; and

4.	confirm that I have read the 40-F and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the services performed by me in connection with the Report.

Yours truly,

/s/ Steven J. Nicholls
Steven J. Nicholls, BA.Sc., MAIG